--------------------------------------------------------------------------------
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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

/ / Filed by the Registrant
/ / Filed by a Party other than the Registrant
Check the appropriate box:

    / / Preliminary Proxy Statement
    /X/ Definitive Proxy Statement
    / / Definitive Additional Materials
    / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
                            ------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
                (Name of Registrant as Specified in its Charter)

                            ------------------------

Payment of Filing Fee (Check the appropriate box):
  /X/ No fee required.
  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

/ / Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration No.:

        3)  Filing Party:

        4)  Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                          April 10, 1997

Dear Stockholder:

    On behalf of the Board of Directors, I wish to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of Metromedia International Group, Inc. ("MMG"), which will be held in the Concourse Level at 1285 Avenue of the Americas, New York, New York 10019 at 9:30 a.m., New York time, on May 14, 1997. I look forward to greeting as many stockholders as possible at the Annual Meeting.

    At the Annual Meeting, you will be asked to vote on proposals:

    1. to elect two Class II Directors for a three year term ending in the year 2000;

    2. to ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997;

    3. to consider and vote upon a proposal submitted by a Stockholder of the Company, which is more fully described in the attached Proxy Statement and any other matters that may properly come before the Meeting.

    It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, you are urged to sign, date and mail the enclosed proxy promptly. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person. Thank you.

                                          Sincerely,

                                          Stuart Subotnick

                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                      METROMEDIA INTERNATIONAL GROUP, INC.
                            ------------------------

                             ONE MEADOWLANDS PLAZA
                       EAST RUTHERFORD, NEW JERSEY 07073
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997
                            ------------------------

                             TO THE STOCKHOLDERS OF
                     METROMEDIA INTERNATIONAL GROUP, INC.:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Metromedia International Group, Inc., a Delaware corporation ("MMG"), will be held on May 14, 1997, at 9:30 a.m., local time, in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 for the purpose of considering and acting upon the following:

    1. The election of two members to MMG's Board of Directors to serve a three-year term as Class II Directors;

    2. Ratification of the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997;

    3. To consider and vote upon a proposal submitted by a Stockholder of the Company, which is more fully described in the attached Proxy Statement;

    4. The transaction of such other business as may properly come before the Meeting or any adjournment thereof. The Board of Directors is not aware of any other business that will be presented for consideration at the Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSALS NO. 1 AND NO. 2 AND "AGAINST" PROPOSAL NO. 3 TO BE PRESENTED TO MMG STOCKHOLDERS AT THE MMG ANNUAL MEETING.

    Only stockholders of record at the close of business on April 1, 1997 will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting. A list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder, for any reason germane to the Meeting, during ordinary business hours during the ten days prior to the Meeting at One Meadowlands Plaza, East Rutherford, New Jersey 07073.

                                          By Order of the Board of Directors.

                                          Arnold L. Wadler
                                          Secretary

East Rutherford, New Jersey
April 10, 1997

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD IN ORDER THAT A QUORUM MAY BE ASSURED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES). IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                            ------------------------

                                PROXY STATEMENT
                     FOR AN ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997

                            ------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.

    This Proxy Statement is being furnished to the holders of shares of common stock, par value $1.00 per share (the "Common Stock"), of Metromedia International Group, Inc., a Delaware corporation ("MMG" or the "Company") in connection with the solicitation of proxies by the Board of Directors of MMG for use at the Annual Meeting of the Stockholders of MMG to be held at 9:30 a.m. on May 14, 1997 in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 (the "Annual Meeting"), and any adjournments of the Meeting. This Proxy Statement and the accompanying proxy card, along with the Company's annual report on Form 10-K for the year ended December 31, 1996 are being mailed to the stockholders of the Company on or about April 14, 1997.

    At the Annual Meeting, Stockholders of MMG ("MMG Stockholders") will be asked to vote upon (i) the election of two members to MMG's Board of Directors to serve a three-year term as Class II Directors, (ii) the ratification of the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997, (iii) to consider and vote upon a proposal submitted by a stockholder of the Company, as more fully described herein, and (iv) such other matters as may properly come before the Meeting..

                    INFORMATION REGARDING THE ANNUAL MEETING

GENERAL

    This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by the Board of Directors of MMG for use at the Annual Meeting, and any adjournments thereof. Each copy of this Proxy Statement being mailed or delivered to MMG Stockholders is accompanied by a MMG proxy card and the Notice of Annual Meeting of Stockholders of MMG. MMG's Annual Report to Stockholders and its Annual Report on Form 10-K, including financial statements for the year ended December 31, 1997, accompanies but does not constitute part of this Proxy Statement.

    All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, MMG Stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With regard to other proposals, MMG Stockholders may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or may abstain from voting on any or all proposals. Stockholders should specify their respective choices on the accompanying proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares of Common Stock represented by a signed proxy card will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

    All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the Annual Meeting at the option of the persons executing them by giving written notice to the Secretary of MMG, by delivering a later dated proxy card or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to:

Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, NJ 07073, Attention: Arnold L. Wadler, Secretary.

    Proxies will initially be solicited by MMG by mail, but directors, officers and selected employees may solicit proxies from stockholders personally or by telephone, facsimile or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. MMG also will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and MMG will reimburse such persons for their reasonable expenses incurred in doing so. All expenses incurred in connection with the solicitation of proxies will be borne by MMG.

THE ANNUAL MEETING

    The Annual Meeting is scheduled to be held in the Concourse Level at 1285 Avenue of the Americas, New York, New York 10019, on May 14, 1997, beginning at 9:30 a.m., local time. MMG Stockholders will be asked to vote upon (i) the election of two persons to serve a three-year term as Class II Directors of MMG's Board of Directors (Proposal No. 1), (ii) a proposal to ratify the selection of KPMG Peat Marwick LLP as MMG's independent accountants for the year ending December 31, 1997 (Proposal No. 2), and (iii) a proposal submitted by a Stockholder of the Company which requests that the Board of Directors take action to amend the Company's Certificate of Incorporation to provide that stockholders may call special meetings and take action by written consent (Proposal No. 3).

    The Board of Directors of MMG knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.

    RECORD DATE; QUORUM. Only holders of record of Common Stock as of the close of business on April 1, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 66,158,525 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 7,788 stockholders of record, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Except with respect to broker non-votes, the consequences of which are described below, shares of Common Stock represented by proxies marked "ABSTAIN" for any proposal presented at the Annual Meeting and shares of Common Stock held by persons in attendance at the Annual Meeting who abstain from voting on any such proposal will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal. Because of the vote required (see below) to approve the proposals presented at the Annual Meeting, abstentions will have the effect of a vote against such proposal (other than Proposal 1). Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes presented at the Annual Meeting. Because of the vote required to approve Proposal 3, broker non-votes with respect to such proposals will have the effect of a vote against Proposal 3 and because of the vote required to approve the other proposals at the Annual Meeting, broker non-votes will have no effect on the outcome and the vote on any of such other proposals. With respect to the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the vote.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve and adopt each of the matters identified in this Proxy Statement as being presented to holders of shares of Common Stock at the Annual Meeting (other than Proposal 1 and Proposal 3), each of which will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock (whether or not represented in person or by proxy at the Annual Meeting) is required to approve Proposal 3. The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the Class II Directors to MMG's Board of Directors.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of the Record Date, certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known (based solely upon filings with the Securities and Exchange Commission (the "Commission") prior to such date pursuant to Sections 13(d) or 13(g) of the Exchange Act) to own beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Common Stock. In accordance with the rules promulgated by the Commission, such ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including, but not limited to, shares which the named person has the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                                          NUMBER OF SHARE OF
                                                             COMMON STOCK        PERCENTAGE OF
                                                          BENEFICIALLY OWNED      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                             (1)             COMMON STOCK
-------------------------------------------------------  --------------------  -----------------
John W. Kluge, Stuart Subotnick and Metromedia
  Company..............................................        15,292,128(2)           23.1%
  One Meadowlands Plaza
  East Rutherford, NJ 07073
Dietche & Field Advisers, Inc..........................         3,160,000              5.02%
  437 Madison Avenue
  New York, N.Y. 10022

------------------------

(1) Unless otherwise indicated by footnote, the named persons have sole voting and investment power with respect to the share of Common Stock beneficially owned.

(2) Metromedia Company is a Delaware general partnership owned and controlled by John W. Kluge and Stuart Subotnick, each of whom is a director of MMG. The amount set forth in the table above includes 12,415,455 shares owned by Mr. Kluge and Mr. Subotnick beneficially through Metromedia Company and Met Telcell, Inc. ("Met Telcell"), a corporation owned and controlled by Messrs. Kluge and Subotnick, and 2,605,448 and 231,225 shares of Common Stock, respectively, owned directly by a trust affiliated with Mr. Kluge and by Mr. Subotnick, respectively. The amount also includes options issued under the Metromedia International Group, Inc. 1996 Incentive Stock Plan (the "1996 Stock Plan") exercisable within 60 days of the date hereof.

    The foregoing information is based on a review, as of the Record Date, by MMG of statements filed with the Commission under Sections 13(d) and 13(g) of the Exchange Act. To the best knowledge of MMG, except as set forth above, no person owns beneficially more than 5% of the outstanding Common Stock.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common Stock as of the Record Date with respect to (i) each director and director nominee of MMG, (ii) each executive officer named in the

Summary Compensation Table under "Executive Compensation" and (iii) all directors and executive officers of MMG as a group.

                                                 NUMBER OF SHARES OF
                                                     COMMON STOCK
                                                  BENEFICIALLY OWNED    PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                 (1)            COMMON STOCK
-----------------------------------------------  --------------------  ---------------
John P. Imlay, Jr..............................            20,000(6)              *
Clark A. Johnson...............................            38,000(2)(6)            *
John W. Kluge..................................        15,040,903(3)(6)         22.7%
Silvia Kessel..................................           103,085(7)              *
Robert A. Maresca..............................            30,000(8)              *
Carl E. Sanders................................            62,097(2)(  (6)            *
Richard J. Sherwin.............................           912,605(9)            1.4%
Stuart Subotnick...............................        12,666,680(4)(6)         19.2%
Arnold L. Wadler...............................           115,415(7)              *
Leonard White..................................           100,000(7)              *
All Directors and Officers as a group (10
  persons).....................................        16,422,105              24.4%

------------------------

* Holdings do not exceed one percent of the total outstanding shares of Common Stock.

(1) Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Includes 10,000 shares subject to purchase within 60 days of the date hereof under the Company's 1991 Non-Employee Director Stock Option Plan.

(3) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell, and 2,605,448 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge.

(4) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell and 231,225 shares owned directly by Mr. Subotnick.

(5) Includes 600 shares subject to purchase by Mr. Sanders within 60 days of the date hereof pursuant to the conversion of the $25,000 face amount (less than 1%) of the Company's 6 % Convertible Subordinated Debentures due 2002 beneficially owned by Mr. Sanders, which are convertible into Common Stock at a conversion price of $41 5/8 per share.

(6) Includes 20,000 options issued under the 1996 Incentive Stock Plan. The 1996 Stock Plan was approved by the Company's stockholders at the 1996 Annual Meeting of Stockholders of the Company.

(7) Includes 100,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(8) Includes 30,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(9) Includes options to purchase 657,917 shares of Common Stock, exercisable within 60 days of the date hereof at an exercise price equal to $1.08.

                             DIRECTORS AND OFFICERS

DIRECTORS OF MMG

    The Board of Directors of MMG, which presently consists of nine members, is divided into three classes. The Class I Directors were elected for a term expiring at the Annual Meeting of stockholders to be held in 1999, the Class II Directors were elected for a term expiring at the Annual Meeting, and the Class III Directors were elected for a term expiring at the annual meeting of stockholders to be held in 1998. Members of each class will hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of MMG, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting and will hold office for a three-year term. The Class I Directors, whose term expires at the Annual Meeting of Stockholders to be held in 1999, are John W. Kluge, Stuart Subotnick and John P. Imlay, Jr. The Class II Directors, whose term expires at the Annual Meeting are Richard J. Sherwin and Leonard White. The Class III Directors, whose term expires at the Annual Meeting of Stockholders to be held in 2000, are Silvia Kessel, Carl E. Sanders, Arnold
L. Wadler and Clark A. Johnson.

    For more information regarding each of MMG's directors, including biographical information, see "PROPOSAL NO. 1--ELECTION OF DIRECTORS."

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

    The Board of Directors held one regular meeting and three special meetings during 1996. In addition, the Board of Directors took action by unanimous written consent one time in 1996. On December 4, 1996, John D. Phillips resigned as President and Chief Executive Officer and as a Director of the Company. All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

    The Board of Directors has delegated certain functions to the following standing committees:

    THE EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise, to the extent permitted by law, all of the powers of the Board of Directors in the management and affairs of the Company. The Executive Committee held thirteen meetings in 1996. The members of the Executive Committee are Messrs. Kluge and Subotnick.

    THE AUDIT COMMITTEE. The Audit Committee is responsible for (a) reviewing the professional services and independence of MMG's independent auditors and the scope of the annual external audit recommended by the independent auditors, (b) ensuring that the scope of the annual external audit is sufficiently comprehensive, (c) reviewing, in consultation with MMG's independent auditors and MMG's internal auditors, the plan and results of the annual external audit, the adequacy of MMG's internal control systems and the results of MMG's internal audit and (d) reviewing with management and MMG's independent auditors MMG's annual financial statements, financial reporting practices and the results of such external audit. The Audit Committee met once during 1996. The current members of the Audit Committee are Messrs. Subotnick, Imlay and Johnson.

    THE COMPENSATION COMMITTEE. The Compensation Committee's functions are to review, approve, recommend and report to the Board of Directors on matters specifically relating to the compensation of MMG's executive officers and other key executives and to administer MMG's stock option plans. The Compensation Committee held one meeting during 1996. The current members of the Compensation Committee are Messrs. Sanders, Imlay and Johnson.

    THE NOMINATING COMMITTEE. The Nominating Committee's principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nominating Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided MMG Stockholders follow procedures specified in MMG's By-laws. These procedures provide that, in order to nominate an individual to the Board of Directors, a MMG Stockholder must provide timely notice of such nomination in writing to the Secretary of MMG and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of common stock beneficially owned by the stockholder giving such notice. To be timely, notice must be received by MMG not less than 60 days nor more than 90 days prior to the first anniversary of the date of MMG's annual meeting for the preceding year; provided, however, that in the event the date of such annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received within 10 days following public disclosure by MMG of the date of the annual or special meeting at which directors are to be elected. For purposes of this notice requirement, disclosure shall be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by MMG with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. Any such nominations should be submitted in writing to MMG, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Secretary. The Nominating Committee did not hold any formal meetings in 1996. The current members of the Nominating Committee are Messrs. Subotnick and Wadler and Ms. Kessel.

COMPENSATION OF DIRECTORS

    During 1996, each director of the Company who was not employed by the Company or affiliated with Metromedia Company (the "Non-Employee Directors") received a $2,000 monthly retainer plus a separate attendance fee for each meeting of the Board of Directors or committee of the Board of Directors in which such director participated. During 1996, the attendance fees were $1,200 for each meeting of the Board of Directors attended by a Non-Employee Director in person and $500 for each meeting of the Board of Directors in which a Non-Employee Director participated by conference telephone call. Members of committees of the Board of Directors are paid $500 for each meeting attended.

    Prior to December 13, 1995, Non-Employee Directors were entitled to receive options to purchase shares of the Company's Common Stock under the Company's 1991 Non-Employee Director Stock Option Plan (as amended, the "Director Plan"). Under the Director Plan, each Non-Employee Director who was a director of the Company on August 3, 1992 was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $11.875, the closing price of the Common Stock on the trading day immediately preceding the date of grant. Options granted to these Non-Employee Directors became fully vested as to all 10,000 shares upon approval of certain amendments to the Director Plan at the Company's 1993 Annual Meeting of Stockholders.

    The Director Plan further provided that each person who became a Non-Employee Director of the Company after August 3, 1992 would receive an option to purchase 10,000 shares of the Company's Common Stock on the day such director is elected as a director, at an exercise price equal to the closing price of the Common Stock on the trading day preceding such director's election. Options granted to these Non-Employee Directors became fully vested and exercisable as to all 10,000 shares on March 31 in the year after the date the Non-Employee Director was elected, provided the Company had net income for the year in which the Non-Employee Director was elected or earnings equal to or better than budgeted results for such year.

    All options granted under the Director Plan had a term of ten years. The Director Plan had originally been scheduled to terminate on June 27, 2001. However, at a meeting of the Board of Directors held on December 13, 1995, the Board of Directors terminated the Director Plan. Options outstanding as of December 13, 1995 are unaffected by the termination of the Director Plan.

    On August 29, 1996, the stockholders of the Company adopted the 1996 Stock Plan. Pursuant to the 1996 Stock Plan, at a Compensation Committee meeting held on January 31, 1996, each director was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $12.75, the Closing Price of the Common Stock on the trading day immediately preceding the date of grant. 10,000 shares vested on January 31, 1996 and the remainder of the options vest ratably over a four year period beginning January 31, 1996.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth information on compensation awarded to, earned by or paid to the Chief Executive Officer and MMG's other most highly compensated executive officers during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 for services rendered in all capacities to MMG and its subsidiaries. In addition, the Summary Compensation Table sets forth similar information for such periods with respect to John D. Phillips, who would have been among MMG's four most highly compensated executive officers during 1996 but for the fact that he was not serving as an executive officer of MMG at the end of 1996. The persons listed in the table below are referred to as the "Named Executive Officers."

                              SUMMARY COMPENSATION

    The following table sets forth compensation awarded to, earned by or paid to the named executive officers for services rendered to MMG and its subsidiaries during the fiscal year ended December 31, 1996. During 1996, Messrs. Subotnick, Wadler, Maresca and Ms. Kessel, each of whom serves as an executive officer of the Company, were employed and paid by Metromedia Company. The amounts shown below as salary with respect to each of such executive officers reflect the portion of their compensation paid by MMG to Metromedia Company in respect of such executive's services to MMG and its subsidiaries, pursuant to the Management Agreement (as described below). The compensation expensed by the Company and paid to Metromedia Company pursuant to the Management Agreement includes payment for salary only and does not include any payment relating to bonus or other compensation. No other amounts were paid by MMG to such named executive officers during 1996. During 1996, Mr. Phillips was paid directly by MMG.

                                                         ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                                  ----------------------------------  ---------------------------------------------
                                                                                                            AWARDS
                                                                                            OTHER          NUMBER OF
                    NAME AND                                                               ANNUAL         SECURITIES     ALL OTHER
                   PRINCIPAL                                                            COMPENSATION      UNDERLYING     COMPENS.
                    POSITION                        YEAR      SALARY($)    BONUS($)        ($)(1)        STOCK OPTIONS    ($)(2)
------------------------------------------------  ---------  -----------  ----------  -----------------  -------------  -----------
John D. Phillips................................       1996  $   604,454      --             --               -0-           --
  Former President and Chief Executive                 1995  $   624,984  $  700,000         --               -0-        $  15,096
    Officer(1)(3)                                      1994  $   438,289  $  438,289         --               -0-        $  13,336
Stuart Subotnick................................       1996  $    55,328      --             --               50,000        --
  President and Chief                                  1995      --           --             --               --            --
    Executive Officer (4)                              1994      --           --             --               --            --
Silvia Kessel...................................       1996  $   350,000      --             --              250,000        --
  Executive Vice President and Chief Financial         1995      --           --             --               --            --
  President                                            1994      --           --             --               --            --
Arnold L. Wadler................................       1996  $   350,000      --             --              250,000        --
  Executive Vice President, General Counsel and        1995      --           --             --               --            --
  Secretary                                            1994      --           --             --               --            --
Robert A. Maresca...............................       1996  $   200,000      --             --               75,000        --
  Senior Vice President and Chief Accounting           1995      --           --             --               --            --
  Officer                                              1994      --           --             --               --            --

------------------------

(1) John D. Phillips served as President and Chief Executive Officer of MMG from January 1, 1996 through December 4, 1996, and during such period the Company provided perquisites and other personal benefits to Mr. Phillips. The value of the perquisites and benefits provided Mr. Phillips during 1994, 1995, 1996 did not exceed the lesser of $50,000 or 10% of such officer's salary plus annual bonus.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

------------------------------

(2) The amounts in this column include (i) premiums paid by the Company on behalf of Mr. Phillips under life insurance policies providing death benefits to the designated beneficiaries of the executive officers, including premium payments of (A) $13,336 made by the Company to Mr. Phillips in 1994 and $15,096 made by the Company to Mr. Phillips in 1995 in lieu of his participation in the life insurance programs maintained by the Company for its executive officers; and $15,721 made by the Company to Mr. Phillips in 1996.

(3) The amounts shown for 1994 and 1996 reflect less than a full year of compensation for Mr. Phillips who was employed by the Company from April 19, 1994 through December 4, 1996.

(4) Mr. Subotnick was appointed President and Chief Executive Officer on December 4, 1996. The amounts shown for Mr. Subotnick reflect the portion of the payment made by MMG to Metromedia Company for this period.

PENSION PLANS

    The Company maintains a qualified defined benefit pension plan and a nonqualified supplemental pension plan for the benefit of eligible participants, including certain of the Company's former executive officers. The Company's nonqualified supplemental pension plan provides benefits that would otherwise be denied participants by reason of certain limitations under the Internal Revenue Code on qualified plan benefits and provides certain other supplemental pension benefits to certain of the Company's executive officers and highly compensated employees. On December 13, 1995, the Board of Directors of the Company amended the pension plan and the supplemental pension plan to cease benefit accruals after December 31, 1995. Accordingly, the only benefits that will be payable under these plans are those benefits that had accrued as of December 31, 1995.

    A participant's compensation covered by the Company's pension plan and supplemental pension plan is his or her average annual compensation for the five consecutive calendar plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company and its subsidiaries ("covered compensation"). A participant's covered compensation generally means the total taxable compensation required to be reported on the participant's Form W-2 for income tax purposes, except that this amount (excluding bonuses) is annualized for periods covering less than a full calendar year. Generally, a participant earns retirement benefits at the rate of 2% of his covered compensation for the first 20 years of service and 1% for each additional 20 years of service. Participants become vested in their retirement benefits after completing at least five years of servicing or attaining age 50 or upon retirement after age 62 with at least one year of service. The estimated years of service for each Named Executive Officer as of December 31, 1996 was as follows: Mr. Phillips:
2 2/3 years. Based on these provisions and the number of years of service completed, the annual vested retirement benefits as of December 31, 1996 were $45,015 for Mr. Phillips. Mr. Phillip's covered compensation for purposes of the pension plan differs from compensation reported in the Summary Compensation Table (the "Table") in that (i) covered compensation includes certain taxable employee benefits not required to be reported in the Table and (ii) covered compensation includes all compensation received by the executive during the year (regardless of when it was earned), whereas the Table includes only compensation earned during the year.

                               OPTION/SAR GRANTS
                    DURING THE YEAR ENDED DECEMBER 31, 1996

    The following table sets forth individual grants of stock options or limited stock appreciation rights ("SARs") by MMG pursuant to the Metromedia International Group, Inc. 1996 Incentive Stock Plan to the Named Executive Officers during the fiscal year ended December 31, 1996.

                                               SECURITIES
                                              OPTIONS/ SARS       % OF TOTAL
                                                  UNDER           GRANTED TO
                                              OPTIONS/SARS       EMPLOYEES IN      EXERCISE        EXPIRATION        GRANT-DATE
NAME                                         GRANTED (#)(1)       FISCAL YEAR      PRICE(2)          DATE(3)        VALUATION(4)
------------------------------------------  -----------------  -----------------  -----------  -------------------  ------------
Stuart Subotnick..........................          *                  *               *                *                *
Silvia Kessel.............................        250,000                9.6%      $   12.75   January 31, 2006     $  1,240,250
Arnold L. Wadler..........................        250,000                9.6%      $   12.75   January 31, 2006     $  1,240,250
Robert A. Maresca.........................         75,000                2.9%      $   12.75   January 31, 2006     $    368,250

------------------------

(1) The date of grant for these options was January 31, 1996.

(2) The exercise price of the options granted during 1996 is equal to the fair market value of shares of Common Stock of MMG on the date of grant of the options. The exercise price may be paid in cash, or at the discretion of the Compensation Committee, by tendering already owned shares of Common Stock of MMG, or a combination thereof. On March 26, 1997, the Board of Directors approved a cancellation and reissuance of the existing options at a price of $9.3129, the fair market value of the MMG stock on such date.

(3) Options expire ten years from date of grant or, in case of retirement or termination of employment, the date three months from such date of cessation of employment. Options became one fifth exercisable on the date of grant and vest ratably over a four year period. To the extent not already exercisable, the options become fully exercisable in the event of a "change of control", as defined in the Metromedia International Group, Inc. 1996 Incentive Stock Plan.

(4) As permitted by the Commission, the Black-Scholes method of option valuation has been used to determine grant date present value. The assumptions used in the Black-Scholes option valuation calculation are: estimated future annual stock price volatility of 38.951%; a United States risk-free rate of return of 5.228%; and no future dividend yield. MMG does not advocate or necessarily agree that the Black-Scholes method or any other method permitted by the Commission can properly determine the value of an option. However, no gain to the optionees is possible without an increase in the stock price. Thus a zero increase or decrease in stock price, compared to the exercise price, will not produce any gain for the optionee.

* Mr. Subotnick was granted 50,000 options in his capacity as a Director of the Company. He did not receive any stock option grants in his capacity as Chief Executive Officer.

                  AGGREGATED OPTION AND SAR EXERCISES IN 1996
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

    The following table sets forth information concerning the exercise of options or SARs by the Named Executive Officers during the 1996 fiscal year and the number of unexercised options and SARs held by such officers as of the end of the 1996 fiscal year.

                                                                                                            FISCAL
                                                                                                           YEAR END
                                                                                                            VALUE
                                                                                                           $9.8750
                                                                                                          ----------
                                                                                                           VALUE OF
                                                                                                          UNEXERCISED
                                                                                                            IN THE
                                                                                                            MONEY
                                                                                                           OPTIONS/
                                                                                 NUMBER OF SECURITIES        SARS
                                                           VALUE REALIZED       UNDERLYING UNEXERCISED    AT FISCAL
                                                               (MARKET              OPTIONS/SAR'S          YEAR END
                                            SHARES            PRICE AT          AT FISCAL YEAR END(#)        ($)
                                           ACQUIRED         EXERCISE LESS     --------------------------  ----------
NAME                                      ON EXERCISE      EXERCISE PRICE)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE
--------------------------------------  ---------------  -------------------  -----------  -------------  ----------
John D. Phillips......................           -0-                -0-          300,000        -0-        1,050,000
Stuart Subotnick......................           -0-                -0-           10,000         40,000      -0-
Arnold L. Wadler......................           -0-                -0-           50,000        200,000      -0-
Silvia Kessel.........................           -0-                -0-           50,000        200,000      -0-
Robert A. Maresca.....................           -0-                -0-           15,000         75,000      -0-



NAME                                      UNEXERCISABLE
--------------------------------------  -----------------
John D. Phillips......................            -0-
Stuart Subotnick......................            -0-
Arnold L. Wadler......................            -0-
Silvia Kessel.........................            -0-
Robert A. Maresca.....................            -0-

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MMG'S RELATIONSHIP WITH METROMEDIA COMPANY

    MMG is a party to a number of agreements and arrangements with Metromedia Company ("Metromedia") and its affiliates, the material terms of which are summarized below.

    Metromedia and its affiliates are collectively the largest single stockholder of the Company, owning, as of the Record Date, approximately 23% of the issued and outstanding shares of Common Stock. Prior to the November 1, 1995 mergers of Orion Pictures Corporation ("Orion") and Metromedia Telecommunications, Inc. ("MITI") with and into subsidiaries of MMG and the merger of MCEG Sterling Incorporated ("Sterling") with and into MMG (collectively, the November 1 Mergers"), Metromedia and its affiliates were the principal stockholders of Orion and MITI.

    Prior to the November 1 Mergers, Orion, MITI and Sterling were party to a number of material contracts and other arrangements with Metromedia and certain affiliates of Metromedia pursuant to which Metromedia and certain of its affiliates made loans or provided financing to, or paid obligations on behalf of, each of Orion, MITI and Sterling (collectively, the "Metromedia Obligations"). In connection with the consummation of the November 1 Mergers, the Metromedia Obligations were refinanced, repaid or converted into equity of the Company.

    ORION CREDIT FACILITY. On June 27, 1996, MMG's Entertainment Group, through Orion and Chase Manhattan Bank entered into a $300 million facility, consisting of a $200 million term loan and a $100 million revolving credit facility (the "Credit Facility"). Orion's obligations under the Credit Facility are guaranteed on a joint and several basis by all of Orion's active subsidiaries. In addition, in order further to induce Chase and the other Lenders to provide the revolving portion of the Amended Credit Facility, John W. Kluge and Metromedia Company each guaranteed the due and punctual payment of all funds due under the revolving credit loan portion of such credit facility, including all related costs and attorneys' fees, up to a maximum amount of the lesser of (i) $100 million and (ii) the amount, if any, by which Orion's outstanding obligations under the revolver exceed the amount by which the borrowing base under the Credit Facility exceeds the term loan portion of such credit facility. As of March 31, 1997, Orion owed approximately $86 million under the revolving portion of the Credit Facility, none of which was reserved for outstanding letters of credit. Neither Mr. Kluge nor Metromedia received any consideration for guaranteeing Orion's obligations under the Amended Credit Facility. Their guarantees were, however, a condition to Chase's agreeing to provide the revolving portion of such Facility. In addition, Metromedia had guaranteed the payment by Orion to Chase of certain fees payable in connection with the execution of the commitment letter with Chemical for the Old Credit Facility. All such fees were paid by Orion on January 5, 1996. Furthermore, Metromedia guaranteed the payment of certain third party accounts receivable owed to Orion so that the entire face amount of such accounts could be included in the borrowing base for the Credit Facility. Neither Mr. Kluge nor Metromedia received any consideration for providing such guarantees.

    SNAPPER CREDIT FACILITY. On November 26, 1996, Snapper entered into a credit agreement (the "Snapper Credit Agreement") with AmSouth Bank of Alabama ("AmSouth"), pursuant to which AmSouth has agreed to make available to Snapper a revolving line of credit up to $55 million, upon the terms and subject to conditions contained in the Snapper Credit Agreement (the "Snapper Revolver") for a period ending on January 1, 1999 (the "Snapper Revolver Termination Date"). The Snapper Revolver is guaranteed by the Company. At March 31, 1997, $51,703,572.93 million was outstanding under the Snapper Revolver.

    Interest under the Snapper Revolver is payable at Snapper's option at a rate equal to either (i) prime plus .5% (from November 26, 1996 through May 25, 1997) or prime plus 1.5% (from May 26, 1997 to the Snapper Revolver Termination Date) or (ii) LIBOR (as defined in the Snapper Credit Agreement) plus 2.5% (from November 26, 1996 through May 25, 1997) or LIBOR plus 3.5% (from May 26, 1997 to the

Snapper Revolver Termination Date). The Snapper Credit Agreement is secured by a first priority security interest in all of Snapper's assets and properties and is also entitled to the benefit of a replenishable $1,000,000 cash collateral account, which was initially funded by Snapper. Under the Snapper Credit Agreement, AmSouth may draw upon amounts in this cash collateral account to satisfy any payment defaults by Snapper and Messrs. Kluge and Subotnick are obligated to replenish such account any time amounts are so withdrawn, up to the entire amount of the Snapper Revolver.

    At December 31, 1996, Snapper was not in compliance with certain financial covenants under the Snapper Revolver. Subsequent to December 31, 1996, Snapper and AmSouth amended the Snapper Credit Agreement. As part of the amendment to the Snapper Credit Agreement, AmSouth waived the covenant defaults as of December 31, 1996. The amendment replaces certain existing financial covenants with covenants regarding minimum quarterly cash flow and equity requirements, as defined. In addition, Snapper and AmSouth have agreed to the principal terms and conditions of a $10.0 million working credit facility. As additional consideration for AmSouth making this new facility available, Snapper will provide AmSouth with either (i) the joint and several guarantees of Messrs. Kluge and Subotnick on the new facility only; or (ii) an additional $10 million interest-bearing deposit made by the Company at AmSouth. This deposit will not be specifically pledged to secure the Snapper Revolver or to secure Snapper's obligations thereunder, but AmSouth shall have the right to offset against such deposit as granted by law and set forth in the Snapper Revolver. The closing of the credit facility remains subject to the execution of definitive loan documentation.

    MANAGEMENT AGREEMENT. The Company is a party to a management agreement with Metromedia dated November 1, 1995, as amended on January 1, 1997 (the "Management Agreement"), pursuant to which Metromedia provides the Company with management services, including legal, insurance, payroll and financial accounting systems and cash management, tax and benefit plans. The Management Agreement terminates on October 31, 1997, and is automatically renewed for successive one year terms unless either party terminates upon 60 days prior written notice. The management fee under the Management Agreement was $1,500,000 until December 31, 1996. Pursuant to an amendment dated January 1, 1997, the management fee under the Management Agreement was increased to $3,250,000 million per year, payable monthly at a rate of $270,833.33 per month. The increase is a function, in part, of a detailed analysis conducted by Metromedia Company concerning the market value of the services provided by Metromedia Company to the Company, including the compensation of the Company's executive officers. The Company is also obligated to reimburse Metromedia all its out-of-pocket costs and expenses incurred and advances paid by Metromedia in connection with the Management Agreement. Pursuant to the Management Agreement, the Company has agreed to indemnify and hold Metromedia harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses (including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind) imposed on, incurred by or asserted against Metromedia in connection with the Management Agreement. In fiscal 1996, Metromedia received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to the Company pursuant to the Management Agreement.

    TRADEMARK LICENSE AGREEMENT. The Company is a party to a license agreement with Metromedia (the "Metromedia License Agreement"), dated November 1, 1995 as amended on June 13, 1996, pursuant to which Metromedia has granted the Company a non-exclusive, non-transferable, non-assignable right and license, without the right to grant sublicenses, to use the trade name, trademark and corporate name "Metromedia" in the United States and, with respect to MITI, worldwide, royalty-free for a term of 10 years. The Metromedia License Agreement can be terminated by Metromedia upon one month's prior written notice in the event (i) the expiration or termination of the Management Agreement; (ii) of a Change in Control of the Company (as defined below); or (iii) any of the stock or all or substantially all of the assets of any of the subsidiaries of the Company are sold or transferred, in which case, the Metromedia License Agreement shall terminate with respect to such subsidiary. A Change in Control of the Company is defined as (a) a transaction in which a person or "group" (within the meaning of Section 13(d)(3) of the

Exchange Act) not in existence at the time of the execution of the Metromedia License Agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of stock of the Company; (b) a change in the composition of the Company's Board of Directors whereby a majority of the members thereof are not directors serving on the board at the time of the Metromedia License Agreement or any person succeeding such director who was recommended or elected by such directors; (c) a reorganization, merger or consolidation whereby, following the consummation thereof, Metromedia would hold less than 10% of the combined voting power of all classes of the Company's stock; (d) a sale or other disposition of all or substantially all of the assets of the Company; or (e) any transaction the result of which would be that the Common Stock would not be required to be registered under the Exchange Act and the holders of Common Stock would not receive common stock of the survivor of the transaction which is required to be registered under the Exchange Act.

    In addition, Metromedia has reserved the right to terminate the Metromedia License Agreement in its entirety immediately upon written notice to the Company, if, in Metromedia's sole judgment, the Company's continued use of "Metromedia" as a trade name would jeopardize or be detrimental to the goodwill and reputation of Metromedia.

    Pursuant to the Metromedia License Agreement, the Company has agreed to indemnify and hold harmless Metromedia against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal (and other expenses related thereto) arising in connection with the Metromedia License Agreement.

    IMAGE OUTPUT AGREEMENT. Mr. Kluge beneficially owns more than 10% of the common stock of Image Investors Co., a Delaware corporation. Image Investors owns approximately 40% of the common stock of Image Entertainment, Inc. ("Image"). OHEC was a party to an output license agreement with Image which terminated on December 31, 1995 pursuant to which OHEC granted to Image the rights to manufacture, market and sell on laserdiscs for private in-home use certain feature length programs released by Orion on videocassette for a period of three years from the date of first release by Image on laserdisc in consideration of a royalty payment payable with respect to each program. Orion, OHEC and Image are currently negotiating the terms of a new output agreement. Since December 31, 1996, the parties have been operating as if the old output agreement is still in effect. For the year ended December 31, 1996, Image paid to Orion approximately $565,404 under the agreement.

    The Company believes that the terms of each of the transactions described above were no less favorable to the Company then could have been obtained from non-affiliated parties.

CERTAIN AGREEMENTS REGARDING EMPLOYMENT

    PHILLIPS EMPLOYMENT AGREEMENT. Phillips Employment Agreement Mr. Phillips and the Company were parties to an employment agreement dated as of April 19, 1994, as amended on November 1, 1995 (the "Phillips Employment Agreement"), under which the Company employed Mr. Phillips as its President and Chief Executive Officer. On December 4, 1996, Mr. Phillip's resigned from the Company and the Phillip's Employment Agreement terminated. Pursuant to the Phillips Employment Agreement, Mr. Phillips is entitled to receive payment in the amount of his base salary (at an annual rate of $625,000 per year) for one year following the termination. He will also continue to receive certain benefits, including health, medical and life insurance and an office and secretary designated by the Company clerical assistance during such one year period.

    In connection with his employment, Mr. Phillips also received from the Company an option (the "Phillips Option") to purchase 300,000 shares of Common Stock at a price of $6.375 per share. The Phillips Option may be exercised at any time through April 18, 2001. Mr. Phillips has the right to transfer the Phillips Option in whole or in part at any time. The Company has also agreed to register with the Commission any shares purchased upon the exercise of the Phillips Option.

    POST-EMPLOYMENT CONSULTING AGREEMENT--TOD CHMAR. On December 5, 1996, Mr. Chmar resigned from the Company and executed a Release of Claims and a Post-Employment Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Chmar will receive consulting fees of $235,000 during the one year consulting term ending December 5, 1997.

    MISCELLANEOUS. Mr. Phillips is the sole stockholder of JDP Aircraft II, Inc., a Georgia corporation ("JDP Aircraft"). On October 21, 1994, the Company and JDP Aircraft entered into a lease agreement under which JDP Aircraft provides the Company with the use of a Citation Jet owned by JDP Aircraft. The lease agreement terminated on December 4, 1996. The Company paid $248,400 to JDP Aircraft under the lease agreement for services provided during 1996.

    On April 19, 1994, Mr. Phillips was elected President and Chief Executive Officer of the Company. He was elected to the Board of Directors of the Company on the same date. At this time, Renaissance Partners in which Mr. Phillips serves as a general partner, purchased 700,000 shares of Common Stock from the Company for $4,462,500, representing a price of $6.375 per share. This price represents the last sale price of the Common Stock on the New York Stock Exchange (on which the Common Stock was traded prior to the November 1 Mergers) on April 11, 1994, the date before the Company announced that it had received an investment proposal from Mr. Phillips. The Company also entered into a Registration Rights Agreement with Renaissance Partners pursuant to which the Company agreed to register with the Commission the 700,000 shares of Common Stock purchased by Renaissance Partners. Such shares were registered with the Commission in November 1995.

    Mr. Sanders is Chairman of Troutman Sanders, a law firm which provided legal services to the Company.

INDEMNIFICATION AGREEMENTS

    MMG has entered into indemnification agreements (the "Indemnification Agreements") with certain officers and directors of MMG. The Indemnification Agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The Indemnification Agreements also provide for (i) advancement by MMG of expenses incurred by the director or officer in defending certain litigation, (ii) the appointment in certain circumstances of an independent legal counsel to determine whether the director or officer is entitled to indemnification and (iii) the continued maintenance by MMG of directors' and officers' liability insurance (which currently consists of $15 million of primary coverage). These Indemnification Agreements were approved by the stockholders of MMG at its 1993 Annual Meeting of Stockholders.

    Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Exchange Act requires MMG's directors and executive officers, and persons who beneficially own more than 10% of the outstanding Common Stock, to file with the Commission and the AMEX initial reports of ownership and reports of changes in ownership of the Common Stock. Such officers, directors and greater than 10% stockholders are required by the regulations of the Commission to furnish MMG with copies of all reports that they file under Section 16(a). To MMG's knowledge, based solely on a review of the copies of such reports furnished to MMG and written representations that no other reports were required, all Section 16(a) filing requirements applicable to MMG's officers, directors and greater than 10% beneficial owners were complied with by such persons during fiscal year ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Sanders, Imlay and Johnson.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised entirely of independent directors and is responsible for developing and making recommendations to the Board with respect to MMG's executive compensation policies.

    The following report of the Compensation Committee discusses MMG's executive compensation policies generally and, specifically, the relationship of MMG's performance in 1996 to the compensation of MMG of its executive officers:

    With the exception of Mr. Phillips, the Company's executive officers are employed and paid by Metromedia Company, and a portion of such compensation is expensed by the Company and paid by the Company to Metromedia Company pursuant to the Management Agreement. The amounts paid by the Company to Metromedia for the compensation of the Company's executive officers consist of compensation only and not any bonus or other compensation payments. No additional amounts are paid by the Company to any of the executive officers employed by Metromeida.

    In general, the Compensation Committee seeks to link the compensation attributable to each executive officer to the performance of MMG and that of the compensation attributable to each such executive officer. Within these parameters, the executive compensation program attempts to provide an overall level of executive compensation that is competitive with companies of comparable size and with similar market and operating characteristics.

    During 1996, the Compensation Committee reviewed total officer compensation against a market comparison group of approximately 12 companies in the communications industry (the "Comparison Group") to assess the current competitiveness of the compensation of MMG's executive officers. The Compensation Committee considered MMG's executive compensation in view of the Company's size, the number of operating units, and the role and responsibilities of MMG's executive officers. In comparing the compensation of its executives with that of executives of companies in the Comparison Group, the Compensation Committee considered the competitiveness of the aggregate amount paid to Mr. Phillips and the amount expensed by MMG and paid to Metromedia pursuant to the Management Agreement.

    The companies included in the NASDAQ Telecommunications Index for purposes of analyzing the performance of MMG's Common Stock during 1996 (see "Performance Graph" below) are not identical to the 12 companies in the Comparison Group whose compensation policies were reviewed by the Compensation Committee in 1996 in assessing the competitiveness of the base salaries of MMG's executive officers. Nevertheless, MMG believes that the cross-section of companies included in the NASDAQ Telecommunications Index and the Comparison Group are sufficiently similar and provide a reasonable basis for the Compensation Committee to develop justified compensation policies and for an investor to evaluate the performance of MMG's Common Stock.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Amounts earned during 1996 by MMG's former President and Chief Executive Officer, John D. Phillips, and MMG's President and Chief Executive Officer, Stuart Subotnick are shown in the Summary Compensation Table. Mr. Phillips' base salary was established in April 1994, at the time he became the CEO, at the same amount earned by his predecessor. This amount remained unchanged from February 1991 through December 4, 1996. Mr. Phillips compensation for 1996 consisted of a base salary and the right to participate in certain benefit plans generally available to MMG employees, including MMG's health, disability and life insurance programs. In addition, Mr. Phillips participated in the Company's lifetime defined benefit pension plan and its nonqualified supplemental pension. Benefit accruals under these plans ceased at December 31, 1995. See "EXECUTIVE COMPENSATION--Pension Plans."

    Mr. Subotnick's base salary was established in December 1996 upon the resignation of Mr. Phillips. The Company expenses the amount of Mr. Subotnick's base salary only and such amounts are included in the payments made by the Company to Metromedia Company under the Management Agreement.

Mr. Subotnick's base salary was determined by analyzing the compensation of chief executive officers in the Comparison Group, along with the amounts previously paid to Mr. Phillips. The Company believes such analysis is reasonable.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to the Company and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive's vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors Beyond the Compensation Committee's control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

    The foregoing report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing of MMG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Submitted by the Compensation

                                          Committee of MMG's Board of

                                          Directors as of March 26, 1996

                                          John P. Imlay, Jr.

                                          Clark A. Johnson

                                          Carl Sanders

PERFORMANCE GRAPH

    The following graph sets forth MMG's total stockholder return as compared to the Standard & Poor's 500 Index, the Standard & Poor's Consumer Goods Index (the "Consumer Goods Index") and the NASDAQ Telecommunications Stock Index for the five year period from January 1, 1991 through December 31, 1996 (with the exception of the Consumer Goods Index for 1996 as that index was not published for such period). The total stockholder return assumes $100 invested at the beginning of the period in MMG's Common Stock, the Standard & Poor's 500 Index, the Consumer Goods Index, and the NASDAQ Telecommunications Index.

    In 1995, the Company used the Consumer Goods Index for purposes of analyzing the performance of MMG's Common Stock. As a result of the Company's decision to change its business focus to communications, media and entertainment, the Compensation Committee has decided to analyze MMG's Common Stock relative to the NASDAQ Telecommunications Stock Index. The Committee believes that the Consumer Goods Index is no longer an appropriate gauge to measure performance. Nonetheless, in accordance with the rules and regulations of the Commission, the Company is required to include the Consumer Goods Index in its comparison for 1996. Since such index is no longer published it is not included in this Proxy Statement.

       METROMEDIA INTERNATIONAL GROUP CUMULATIVE TOTAL SHAREHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           1991       1992       1993       1994       1995       1996
Metromedia International Group Inc.           $100        $92        $58        $70       $107        $76
S&P 500                                       $100       $108       $118       $120       $165       $203
NASDAQ Telecommunications Stock Index         $100       $123       $189       $158       $207       $212
S&P Consumer Goods Index                      $100       $107       $106       $106       $141        N/A

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    The following table sets forth certain information with respect to the members of MMG's Board of Directors, including the two incumbent Class II Directors (Messrs. Sherwin and White) who have been nominated by the Board of Directors for re-election as Class II Directors at the Annual Meeting.

    The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. If any nominee becomes unable or refuses to accept election, the Board of Directors will either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

    The affirmative vote of the holders of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required to elect each of the three Class I Directors to MMG's Board.

NAME, PRINCIPAL OCCUPATION FOR PAST                                                                   CLASS OF    DIRECTOR
FIVE YEARS AND CERTAIN DIRECTORSHIPS                                                        AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------
John P. Imlay, Jr.....................................................................          60      Class I        1993
  Served since 1990 as Chairman of Dun & Bradstreet Software Services, Inc., an
  application software company located in Atlanta, Georgia. Mr. Imlay is the former
  Chairman of Management Science America, a mainframe applications software company.
  Management Science America was acquired by Dun & Bradstreet Software Services, Inc.
  in 1990. Mr. Imlay is also a director of the Atlanta Falcons, a National Football
  League team, and The Gartner Group. Mr. Imlay is a member of the Audit Committee and the Compensation Committee.
John W. Kluge.........................................................................          82      Class I        1995
  Chairman of the Board of Directors of the Company since November 1, 1995. Chairman of the Board and a director of Orion Pictures Corporation since 1992. Chairman and
  President of Metromedia Company and its predecessor-in-interest, Metromedia, Inc.
  for over five years. Mr. Kluge is also a Director of The Bear Stearns Companies,
  Inc., Conair Corporation and Occidental Petroleum Corporation. Mr. Kluge is Chairman
  of the Executive Committee.
Stuart Subotnick......................................................................          55      Class I        1995
  President and Chief Executive Officer since December 4, 1996 and Vice Chairman of the Board of Directors of the Company since November 1, 1995. Vice Chairman of the
  Board and a director of Orion Pictures Corporation since 1992. Executive Vice
  President of Metromedia and its predecessor-in-interest, Metromedia Company, Inc.
  for over five years. Mr. Subotnick is also a Director of Carnival Cruise Lines,
  Inc., a cruise ship company and RDM Sports Group, Inc., a diversified sporting goods company. Mr. Subotnick is Chairman of the Audit Committee and a member of the
  Executive and Nominating Committees.
Richard J. Sherwin....................................................................          53     Class II        1995
  President of MITI. Mr. Sherwin has served as Co-President and director of MITI and its predecessor companies since October 1990. Prior to that, Mr. Sherwin served as the Chief Operating Officer of Graphic Scanning Corp., a paging and wireless telecommunications company.

NAME, PRINCIPAL OCCUPATION FOR PAST                                                                   CLASS OF    DIRECTOR
FIVE YEARS AND CERTAIN DIRECTORSHIPS                                                        AGE      DIRECTORS      SINCE
--------------------------------------------------------------------------------------      ---      ----------  -----------
Leonard White.........................................................................          55     Class II        1995
  President and Chief Executive Officer of Orion. Mr. White has served in this capacity from March 1992 through November 1, 1995. Interim President and Chief
  Executive Officer of Orion from March 1992 until November 1992. Chairman of the
  Board and Chief Executive Officer of Orion Home Entertainment Corporation, a
  subsidiary of Orion ("OHEC"), from March 1991 until March 1992. President and Chief
  Operating Officer of Orion Home Video division of OHEC from March 1987 until March
  1991.
Clark A. Johnson......................................................................          65    Class III        1995
  Director of the Company since April 27, 1990. He has served as chairman and Chief
  Executive Officer of Pier One Imports, Inc., a specialty retailer of decorative home furnishings, since August 1988. Mr. Johnson is a director of Albertson's, Inc.,
  Anacomp, Inc., Heritage Media Corporation, InterTAN, Inc. and Pier One Imports, Inc.
  Mr. Johnson is a member of the Compensation and Audit Committees.
Silvia Kessel.........................................................................          46    Class III        1995
  Executive Vice President since August 29, 1996 and Senior Vice President, Chief
  Financial Officer and Treasurer of the Company since the November 1, 1995. Executive
  Vice President and a director of Orion Pictures Corporation since January 1993.
  Senior Vice President of Orion from June 1991 to November 1992. Senior Vice
  President of Metromedia since January 1994. President of Kluge & Company from
  January 1992. Managing Director of Kluge & Company (and its predecessor) from April
  1990 to January 1994. Ms. Kessel is also a Director of RDM Sports Group, Inc. Ms.
  Kessel is a member of the Nominating Committee.
Carl E. Sanders.......................................................................          71    Class III        1995
  Engaged in the private practice of law as Chairman of Troutman Sanders, a law firm located in Atlanta, Georgia. Director of the Company since 1967, except for a one-year period from April 1970 to April 1971. Former Governor of the State of
  Georgia and a director of Carmike Cinemas, Inc., Norrell Corporation, Healthdyne,
  Inc., and RDM Sports Group, Inc. Mr. Sanders is Chairman of the Compensation
  Committee.
Arnold L. Wadler......................................................................          53    Class III        1995
  Executive Vice President since August 29, 1996 and Senior Vice President, General
  Counsel and Secretary of the Company since November 1, 1995. Senior Vice President,
  Secretary and General Counsel of Metromedia Company and its predecessor-in-interest,
  Metromedia, Inc., for over five years. Director of Orion Pictures Corporation since
  1992. Mr. Wadler is Chairman of the Nominating Committee.

    On December 11 and 12, 1991 (the "Filing Date"), Orion and certain of its subsidiaries filed voluntary bankruptcy petitions under Chapter 11 of the United State Bankruptcy Code. The United States Bankruptcy Court for the Southern District of New York confirmed Orion's Modified Third Amended Joint Consolidated Plan of Reorganization (the "Plan") on October 10, 1992 and the Plan was consummated on November 5, 1992. Silvia Kessel and Leonard White, current directors of the Company, each served as executive officers of Orion on the Filing Date.

                        PROPOSAL NO. 2--RATIFICATION OF
                    THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of MMG has appointed the firm of KPMG Peat Marwick LLP, independent auditors, to audit the consolidated financial statements of MMG and its subsidiaries for the fiscal year ending December 31, 1997, subject to ratification by the MMG Stockholders.

    A partner of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and to be provided with an opportunity to make a statement if such partner desires to do so and to be available to respond to appropriate questions from stockholders.

    If the stockholders do not ratify the appointment KPMG Peat Marwick LLP as MMG's independent auditors for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF MMG'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                      PROPOSAL NO. 3--STOCKHOLDER PROPOSAL

    Alan G. Hevesi, investment adviser and a trustee of the New York City Teachers' Retirement System ("NYCTRS"), c/o The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, owner of 15,900 shares of Common Stock, has submitted the following proposal on behalf of
NYCTRS:

    "BE IT RESOLVED, that the shareholders of Metromedia International Group request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings".

    STATEMENT IN SUPPORT: "The rights of the shareholders to take action by written consent and to call special meetings should not be abridged.

    The Company's elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

    For example, the right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the Company, or a dissident shareholder's slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting."

STATEMENT OF THE BOARD OF DIRECTORS: Presently, the Restated Certificate of Incorporation and By-laws of the Company (collectively, the "Corporate Documents") (i) require, among other things, that special meetings of stockholders for any purpose be called by either the Chairman or Vice Chairman of the Board of Directors and (ii) do not provide for stockholder action by written consent. If the Company amended the Corporate Documents as proposed, it would be allowing its stockholders to call special meetings and act without a meeting whenever, however frequently and for whatever reason such stockholders may desire. For the reasons stated below, the Board of Directors believes that the requested amendments to the Corporate Documents are not in the best interests of the Company and its stockholders.

Applicable Delaware law does not grant stockholders of a corporation the absolute right to call a special meeting or act by written consent, and instead permits each individual corporation to determine in its Corporate Documents whether stockholders will have such rights. The Board of Directors believes that the

Delaware legislature adopted this approach due to the significant financial and administrative burdens that a special meeting or stockholder action by consent can impose on a public corporation.

Approximately 7,788 persons and entities are the record and beneficial owners of the Company's common stock, each of whom, if Proposal 3 is approved, would be entitled under the proposal to demand a special meeting or institute action by written consent. Each such stockholder would also be entitled to notice of, and to receive proxy materials relating to, any special meeting, thereby necessitating actual expenditures (legal, printing and postage) in addition to those associated with the Company's annual meeting. In addition, the calling of a special meeting would necessitate the diversion of corporate officers and employees from their other duties in order to prepare for such a meeting. The Board of Directors believes that the interest of the Company's stockholders would be better served utilizing these resources to improve its businesses. Similarly, the Board of Directors believes that permitting action to be taken by written consent would create confusion as multiple stockholders would be able to solicit written consents on various matters and would divert valuable corporate resources to this process.

In light of the foregoing, the Board of Directors believes that the adoption of Proposal 3 could leave the Company exposed to numerous calls for special meetings and stockholder action by consent that may be of little or no benefit to stockholders and which are a significant burden to the Company. Stockholders, such as the proponent of Proposal 3, remain free to make proposals at the Company's annual meeting. The Board of Directors believe that the Chairman and Vice Chairman of the Board of Directors are in the best position to determine if a special meeting is warranted.

    FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 3 IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

    Approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal 3.

                   ANNUAL REPORT; INCORPORATION BY REFERENCE

    THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (WHICH CONTAINS THE COMPANY'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS) IS BEING MAILED TO STOCKHOLDERS TOGETHER WITH THIS PROXY STATEMENT. TO THE EXTENT THIS PROXY STATEMENT HAS BEEN OR WILL BE SPECIFICALLY INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECTIONS OF THE PROXY STATEMENT ENTITLED "BOARD OF DIRECTORS REPORT ON COMPENSATION" AND "PERFORMANCE GRAPH" SHALL NOT BE DEEMED TO BE SO INCORPORATED UNLESS SPECIFICALLY OTHERWISE PROVIDED IN ANY SUCH FILING.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Any stockholder of MMG who wishes to present a proposal at the 1998 Annual Meeting of Stockholders of MMG, and who wishes to have such proposal included in MMG's proxy statement for that meeting, must deliver a copy of such proposal to MMG at One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention:
Corporate Secretary, no later than December 10, 1997; provided, however, that if the 1998 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1997 Annual Meeting of Stockholders, any stockholder who wishes to have a proposal included in MMG's proxy statement for that meeting must deliver a copy of the proposal to MMG a reasonable time before the proxy solicitation is made. MMG reserves the right to decline to include in MMG's proxy statement any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. YOU MAY LATER REVOKE THE PROXY AND, IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors,

                                          Arnold L. Wadler
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

April 10, 1997